Exhibit 10.1

July 22, 2014

Jeffrey E. Young

516 Central Avenue

Needham, MA

02494

Dear Jeffrey:

On behalf of OvaScience, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

1.                            Employment. You will be employed, effective on a mutually agreed upon date in September 2014, to serve on a full-time basis as Chief Financial Officer of the Company. In this role, you will initially report to the Company’s Chief Executive Officer, and have such duties and responsibilities as are customary for such position, and as are otherwise assigned to you from time to time by the Company. You agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

2.                            Compensation. Your base salary will be $26,250.00 per month ($315,000 on an annualized basis), subject to applicable taxes and withholdings and may be reviewed yearly at the sole discretion of the Board. Please note that the annualized amount of your salary as described above is set forth as a matter of convenience, and shall not constitute or be interpreted as an agreement by the Company to employ you for any specific period of time. In addition to your base salary, you will be eligible to receive an annual discretionary bonus award of up to 35% of your then current base salary. The bonus award, if any, will be determined by the Board of Directors of the Company or a Committee thereof (the “Board”) in its sole discretion, based on achieving specific goals to be determined by the Chief Executive Officer of the Company in consultation with the Board. For fiscal year 2014, your annual bonus eligibility shall be prorated by .50 to reflect that you did not work a full year. To the extent that you earn any bonus hereunder, such bonus will be paid at the same time that bonuses are paid to other Company employees of similar rank and tenure, but in no event later than sixty-five (65) days following the end of the fiscal year in which it was earned. You must be an active employee of the Company on the date on which bonuses are distributed in order to be eligible for and to be deemed as having earned any bonus award.

3.                            Benefits. You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are meet the specific eligibility criteria as set forth in (and subject to all provisions of) the plan documents governing those programs. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

4.                                 Vacation. You will be eligible to accrue up to a maximum of twenty (20) days of paid vacation per calendar year to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year, and shall be subject to the Company’s vacation policies and practices as in effect from time to time.

5.                                 Stock Options. Subject to the approval of the Board (including a majority of the independent members of the Board) or Compensation Committee, the Company will grant to you a non-qualified stock option (the “Option”) for the purchase of an aggregate of 224,000 shares of Common Stock of the Company (subject to appropriate adjustments for stock splits, stock dividends, combinations, recapitalizations and similar transactions affecting the Common Stock of the Company after the date hereof) at a price per share equal to the closing sale price of the Common Stock on the Nasdaq Global Market on the date of grant, as an inducement material to you joining the Company, pursuant to Rule 5635(c)(4) of the Nasdaq Listed Company Manual. The Option shall be subject to all terms, vesting schedules and other provisions set forth in a separate option agreement. The Option will have a term of ten (10) years except as set forth in the stock option agreement and be subject to a vesting schedule of four (4) years, with 25% of the shares vesting on the first anniversary of your employment start date and 6.25% of the shares vesting each quarter thereafter. Notwithstanding anything to the contrary in the stock option agreement, if a “Change in Control Event” (as defined on Exhibit A attached hereto) occurs and, within one (1) year of such Change in Control Event, your employment is terminated by the Company (or any successor) without “Cause” (as defined on Exhibit A) or by you for “Good Reason” (as defined on Exhibit A), the vesting schedule of the Option shall be accelerated in full. You may be eligible to receive future stock options grants as the Board shall deem appropriate and in its sole and absolute discretion.

6.                                 Severance Benefits Upon Termination by the Company Without “Cause” or by you for “Good Reason”. If the Company terminates your employment without Cause (as defined on Exhibit A attached hereto) or you terminate your employment for Good Reason (as defined on Exhibit A), you shall be eligible to receive the following severance benefits: (a) severance pay in an amount equal to six (6) months of your base salary as in effect at the time of your termination, payable in accordance with the Company’s regular payroll procedures proportionately over a six (6) month period following the termination of your employment (such period, the “Severance Period”); provided that, if you commence any employment substantially similar to your employment hereunder (based upon responsibility, reporting and compensation) during the Severance Period, your severance amount shall be reduced such that the number of months of severance pay to which you will be entitled shall be equal to that number of months between the date your employment with the Company terminates and the date you commence such employment; and (b) should you be eligible for and elect to continue receiving group medical and dental insurance coverage under the law known as COBRA, the Company shall continue to pay on your behalf that portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage, through the earlier of (x) the last day of the Severance Period, or (y) the date that you become eligible for group health and/or dental insurance coverage from any new employer; provided that, if the Company determines that the payment of the premiums due under paragraph 6(b) would reasonably be expected to result in the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, (the “Act”), this payment will be treated as a taxable payment, subject to imputed income tax to the extent necessary to eliminate any discriminatory treatment or taxation under the Act. No severance pay or other benefit hereunder shall be provided to you unless, within sixty (60) days following the date that your employment is terminated, you first execute and do not revoke a separation agreement in a form prepared by and acceptable to the Company, which shall include, at a minimum, a full release of all claims against the Company (as well as its parents, subsidiaries and affiliates, and its and their, executives, officers, directors, employees, consultants, agents, shareholders, and assigns), as well as non-disparagement and confidentiality provisions in favor of the Company (the “Separation Agreement”). The severance payments shall commence on the first payroll period following the date the Separation Agreement becomes effective (the “Payment Date”). Notwithstanding the payment requirements set forth in the immediately preceding sentence, if the sixty (60) day period following the date your separation from service begins in one tax year and ends in the following tax year, the Company will commence payment on the next regular payroll date following the later of January 1 of the second tax year and the date the Separation Agreement becomes enforceable and no longer subject to revocation. The first such payment will include a catch-up payment equal to all amounts you otherwise would have received under paragraph 6(a) prior to the first payment. The distribution of any severance payments shall be subject to the provisions of Exhibit B attached hereto.

7.                                 Notices. Any purported termination of employment by the Company for Cause or by you for Good Reason shall be communicated to the other party through written notice, indicating the specific grounds for such termination. Such notice, and all other communications which are required or may be given pursuant to the terms of this letter, shall be sufficient in all respects if given in writing and shall be deemed given (i) if delivered personally, on the date of delivery, (ii) if mailed by certified or registered mail, return receipt requested and postage prepaid, three (3) days after the mailing date, (iii) if sent via a nationally recognized overnight courier, on the next business day thereafter, or (iv) if sent via facsimile confirmed in writing to the recipient, or via email, on the next business day thereafter, in each case, if to the Company, at the Company’s principal place of business, and if to you at the most recent home address (and/or, as applicable, the most recent personal email address) which you have provided to the Company or to such other address or addresses as either party shall have designated in writing to the other party.

8.                                 Invention, Non-Disclosure, Non-Competition and Non-Solicitation. As a condition of your employment with the Company, you will be required to execute an

Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit C and Exhibit D.

9.                                 Other Agreements. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

10.                          Proof of Legal Right to Work. You agree to provide to the Company, within 3 days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you need to obtain a work visa in order to be eligible to work in the United States, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

11.                          At-Will Employment. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason or no reason, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth in paragraph 6.

12.                          Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Further, the Company’s premises, including all workspaces, furniture, documents and other tangible materials, and all information technology resources of the Company (including, but not limited to, computers, data and other electronic files, and all internet and e-mail systems) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources or information.

This offer letter, and the Exhibits specifically referenced herein, constitute the entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The resolution of any disputes under this letter or related to your employment with or separation of employment from the Company shall be governed by Massachusetts law. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved in a court of competent jurisdiction in Massachusetts by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. This offer letter shall be binding upon and shall inure to the benefit of the parties and their respective successors. You shall be indemnified pursuant to any Company D&O insurance policies and/or by-laws to the same extent as similarly situated Company employees.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me or Human Resources by August 8, 2014. If you do not accept this offer by August 8, 2014, the offer will be deemed revoked.

Very truly yours,

OVASCIENCE, INC.

By:	/s/ Michelle Dipp
Michelle Dipp, M.D.,
Ph.D. Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with OvaScience, Inc. I am not relying on any representations other than as set forth above.

/s/ Jeffrey E. Young	Date: 8/6/2014
Jeffrey E. Young

Exhibit A

Definitions

“Cause” for termination shall be deemed to exist upon:

(A)                      a good faith finding by the Company (i) of failure of or refusal by the employee to perform his or her duties and responsibilities to the Company, or (ii) that the employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has caused harm or damage to the business or affairs of the Company;

(B)                      the commission by the employee, the conviction of the employee of, or the entry of a pleading of guilty or nolo contendere by the employee to any crime involving moral turpitude or any felony; or

(C)                      a breach by the employee of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof.

A “Change in Control Event” shall be deemed to exist upon the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets); provided that, in each of the foregoing cases, the Change in Control Event also meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v) or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii).

“Good Reason” shall be deemed to exist upon:

(A)                      the relocation of the Company’s offices such that the employee’s daily commute is increased by at least forty (40) miles each way without the written consent of the employee;

(B)                      material reduction of the employee’s annual base salary without the prior consent of the employee (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 50% of its employees); or

(C)                      material diminution in employee’s duties, authority or responsibilities without the prior consent of the employee, other than changes in duties, authority or responsibilities resulting from the employee’s misconduct; provided, however, that (i) no such event or condition shall constitute Good Reason unless (x) the employee gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination if susceptible to correction are not corrected by the Company within 30 days of its receipt of such notice and (z) the employee’s termination of employment occurs within six months following the Company’s receipt of such notice; and (ii) at all times “Good Reason” will be interpreted in a manner consistent with the definition of “good reason” within the meaning of Section 409A (as defined below).

Exhibit B

Payments Subject to Section 409A

1. Subject to this Exhibit B, payments or benefits during the Severance Period under this offer letter (“Severance Payments”) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the Severance Payments, as applicable:

(a)                                 It is intended that each installment of the Severance Payments shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such Severance Payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Payments shall be made on the dates and terms set forth in the offer letter.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                   Each installment of the Severance Payments due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in the offer letter; and

(ii)                Each installment of the Severance Payments due under the offer letter that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection,

be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance Payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1 (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-I (b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                 The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B. Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                 All expense reimbursements shall be paid as soon as administratively practicable. If an expense reimbursement or provision of in-kind benefit is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

4.                                 The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.